Exhibit 21.1

IDENTIV, INC.

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Legal Name	Jurisdiction of Incorporation/Formation
Americas:
ACIG TECHNOLOGY Corp.	Florida
Microtech International Inc.	Delaware
SCM Microsystems (U.S.) Inc.	Delaware
4446691 Canada Inc.	Canada

Europe:
Identive Technologies AG	Germany
Bluehill ID AG	Switzerland
Identive Services AG	Switzerland
Identiv GmbH	Germany
SCM Microsystems Group Ltd.	United Kingdom
SCM Microsystems Ltd.	United Kingdom

Asia:
Multicard Pty Ltd	Australia
Identiv KK	Japan
SCM Microsystems (India) Private Limited	India
Identiv Pvt. Ltd.	India
Identiv Pte. Ltd.	Singapore

All subsidiaries of the registrant are substantially owned, directly or indirectly by Identiv, Inc., and do business under their respective names.